Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (No. 333-164907) on Form F-1/A of DJSP Enterprises, Inc. of our report dated April 1, 2010, except for Note 10, as to which the date is April 22, 2010, relating to our audits of the combined carve-out financial statements of DJS Processing Division and its Combined Affiliates, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ McGladrey & Pullen, LLP

Orlando, Florida
June 18, 2010